As filed with the Securities and Exchange Commission on 18 September, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERITY THERAPEUTICS LIMITED
(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 15, 500 Collins Street Melbourne, Victoria Australia	3000
(Address of Principal Executive Offices)	(Zip Code)

EMPLOYEE INCENTIVE SECURITIES PLAN
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

(Name and address of agent for service)

Tel.  (302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Matt Ireland Steinpreis Paganin Level 6, 99 William Street Melbourne VIC 3000 Tel. 61-3-9111-9400	Guy Ben-Ami Carter Ledyard & Milburn 28 Liberty St. New York, NY 10005 Tel. 1-212-238-8658

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Alterity Therapeutics Limited (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) solely for the purpose of registering 21,750,886 ordinary shares (following the consolidation of the Company’s share capital on a 1 for 50 basis), no par value, authorized for issuance under the Employee Incentive Securities Plan (the “Plan”). Each American Depositary Share (“ADS”) of the Company represents 12 ordinary shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional ordinary shares that may become issuable under the Plan by reason of anti-dilution and other adjustments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a) the Company’s Annual Report on Form 20-F for the year ended June 30, 2026, filed with the SEC on August 28, 2026 (the “Annual Report”); and

(b) the description of the ADSs and the ordinary shares contained in the Annual Report, filed with the SEC by the Company and any amendment or report filed for the purpose of updating this information (including Exhibit 2.3 to the Annual Report).

(c) The Registrant’s Reports on Form 6-K filed with the Commission on August 31, 2026 (two reports) and September 1, 2026;

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Constitution (the “Constitution”) provides for indemnification of the Registrant’s officers and directors to the full extent permitted by applicable law.

In addition, the Registrant has entered into agreements to indemnify its directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the Constitution. The indemnification agreements require the Registrant, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in the Registrant’s right, that may arise by reason of their status or service as the Registrant’s director or executive officer and to advance expenses incurred by them in connection with any such actions or proceedings.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1(1)	Certificate of Registration of the Registrant, as amended

4.2(2)	Constitution of the Registrant, as amended

4.3(3)	Form of Deposit Agreement, as amended

5.1	Opinion of Steinpreis Paganin

10.1(4)	Employee Incentive Securities Plan

23.1	Consent of PricewaterhouseCoopers, independent registered public accounting firm

23.2	Consent of Steinpreis Paganin (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107	Filing Fee Table

(1) Filed as Exhibit 2.2 to the Annual Report and incorporated herein by reference.

(2) Filed as Exhibit 1 to the Annual Report and incorporated herein by reference.

(3) Filed as Exhibit 2.1 to the Annual Report and incorporated herein by reference.

(4) Filed as Exhibit 4.1 to the Annual Report and incorporated herein by reference.

Item 9.	Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Filing Fee table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on September 18, 2026.

ALTERITY THERAPEUTICS LIMITED

By:	/s/ Julian Babarczy
Name:	Julian Babarczy
Title:	Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Stamler and Abby Macnish Niven, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title

/s/ Julian Babarczy	Chairman of the Board of Directors
Julian Babarczy

/s/ David Stamler	Chief Executive Officer and Director
David Stamler

/s/ Abby Macnish Niven	Chief Financial Officer
Abby Macnish Niven

/s/ Lawrence Gozlan	Director
Lawrence Gozlan

/s/ Peter Marks	Director
Peter Marks

/s/ Ann Cunningham	Director
Ann Cunningham

Puglisi & Associates	Authorized Representative in the United States

By:	/s/ Greg Lavelle
Name: Greg Lavelle
Title: Managing Director